In good times and bad times: always a safe investment. June 2017 Filed pursuant to Rule 433; Registration No. 333-214613

KfW: Overview and Recent Developments

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KfW -
June 2017
KfW in brief
›
The promotional bank of the Federal
Republic of Germany, established in 1948
as a public law institution.
›
Benefits from explicit and direct statutory
guarantee and institutional liability from the
Federal Republic of Germany.
›
Regulated by the “Law concerning KfW”
and exempt from corporate taxes.
›
Zero risk weighting of KfW’s
bonds.
(1)
›
Supervision by the German Federal Ministry
of Finance and the German Financial
Supervisory Authority “BaFin”.
›
Subject to certain provisions of German and
European bank regulatory laws by analogy,
in large part with effect from
January 1, 2016.
Shareholders
out of
116
out of
396
Rating
Credit
Aaa
AAA
Moody‘s
S&P
Sustainability
“Prime”
#
2
oekom
Sustainalytics
imug
(1)
According to the standardized approach of the Capital Requirements Regulation (CRR).
3
AAA
Scope
German
federal
states
Federal
Republic
of
Germany
80%
20%

KfW
-
June 2017
KfW Group’s business activities
KfW aims for sustainable improvement of the economic, social, and ecological conditions of people’s lives. New business 2016: EUR 81.0bn
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SME Bank
Promotion of small-
and medium-sized enterprises, business
start-ups and other commercial clients in Germany
Municipal and Private
Client Bank/ Credit
Institutions
Housing programmes, environmental and climate protection,
educational finance for private clients in Germany as well as financing for public clients (e.g., municipalities, regional promotional banks)
Export & project
finance
Customized financing for exports and
project & corporate financing world-wide
Promotion of
developing countries
& emerging
economies
KfW’s
public (KfW Development Bank) & private sector (DEG)
development cooperation activities
Financial
markets
ABS & Green-Bond-Portfolio
26%
42%
20%
11%
2%
Based on year-end 2016 data.
Environment
investment
quota:
Domestic
SME quota:
44%
41%
New business for environment and climate
protection in % of total new business volume.
New business for SMEs in % of total new
domestic business volume.

KfW -
June 2017
Key financial figures of KfW Group (IFRS)
Solid business performance
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•
Applying
all
material
rules
of
the
IRBA
(Internal
Ratings-Based
Approach)
with
slight
modifications
related
to
KfW’s
promotional
mandate.
KfW
is
currently
undergoing
an
approval
process
with
BaFin
to
become
an
advanced
IRBA
institution
and
until
such
approval,
KfW
reports
capital
ratios
to
BaFin
following
the
standardized
approach.
2015
2016
Q1 2017
Promotional business volume
79.3
81.0
18.2
Income statement key figures (in EUR mn)
Operating result before valuation & promotional activities
2,066
1,898
500
Consolidated profit
2,171
2,002
421
Consolidated profit before IFRS effects from hedging
1,900
1,769
434
Total assets
503.0
507.0
498.5
Equity
25.2
27.1
27.5
Volume of business
587.2
609.2
602.6
Tier 1 capital ratio*
18.3%
22.3%
21.9%
Total capital ratio*
18.4%
22.3%
21.9%
Key regulatory figures (in %)
Balance sheet (in EUR bn)
Business activities (in EUR bn)
–
for the period
–
for the period
–
at the end of the period
–
at the end of the period

Funding at KfW

Explicit and direct guarantee from the
Federal Republic of Germany
Basis of KfW’s
funding
§1a of the Law concerning KfW:
The Federal Republic guarantees all obligations of KfW
in respect of loans extended to and debt securities issued by KfW, fixed forward transactions or options entered into by
KfW and other credits extended to KfW as well as
credits extended to third parties inasmuch as they are expressly guaranteed by KfW.
›
Guarantee established in 1998
›
Defined by law
›
Direct, explicit and unconditional
KfW -
June 2017
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Financial Rating	Moody's				
	Scope Scope Ratings				
	S&P Global Ratings				
ESG Rating	imug				
	oekom research				
	SUSTAINALYTICS				

KFW

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KfW -
June 2017
KfW’s rating
KfW’s
AAA-Rating
is based on its:
•
explicit
government
guarantee
•
high quality
assets
•
good access to
liquidity
Long-term Rating
Aaa
stable
P-1
AAA
stable
S-1+
AAA
stable
A-1+
Outlook
Short-term Rating
Among the 5 best out of 116 assessed financial institutions
“Prime”: among the best-rated institutions in its peer group
No. 2 out of 396 listed and non-listed banks
KfW’s
top ESG
ratings
are assigned by
independent rating
agencies

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KfW -
June 2017
Capital markets
Strong presence in the capital markets
Capitalization
(as of 31.12.2016)
Already
raised
in 2017:
EUR 44.4 bn
(as
of May 31, 2017)
78%
10%
6%
<1%
6%
Capital market
Money market
Other liabilities (primarily collateral from derivative transactions)
Subordinated capital
Equity
~75
72.8
65.4
57.4
62.6
0
10
20
30
40
50
60
70
80
90
2013
2014
2015
2016
2017
Funding
volume
in EUR bn
Benchmark bonds
Public transactions
Private placements

KfW
-
June 2017
Disclaimer
The issuer has filed a registration statement (including a prospectus) with the SEC for the bond offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting
EDGAR on the SEC website
at
www.sec.gov.
KfW’s
base
prospectus
relating
to
SEC-
registered notes is available through the following link:
http://www.sec.gov/Archives/edgar/data/821533/000119312516772757/d291282d424b3.htm .
Alternatively,
the
issuer
will
arrange to send you the prospectus, which you may request by calling collect 1-800-292-0049 (for the operator) and then
069-7431-2222 (for KfW’s
Investor Relations Team) or by
mailing investor.relations@kfw.de.
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